                    ALLIED RISER COMMUNICATIONS CORPORATION
                           OFFER TO PURCHASE FOR CASH
      ALL OF ITS OUTSTANDING 7.50% CONVERTIBLE SUBORDINATED NOTES DUE 2007
                            (CUSIP NO. 019496 AA 6)
                            (CUSIP NO. 019496 AB 4)
                                       AT
                             AN OFFER PRICE OF $280
                      PER $1,000 PRINCIPAL AMOUNT OF NOTES

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
              MONDAY, JUNE 11, 2001, UNLESS THE OFFER IS EXTENDED.

     Allied Riser Communications Corporation, a Delaware corporation ("Allied Riser"), upon the terms and subject to the conditions set forth in this Offer to Purchase and the accompanying Letter of Transmittal (which, together with any amendments or supplements, collectively constitute the "Offer") is offering to purchase for cash all of its 7.50% Convertible Subordinated Notes Due 2007 (the "Notes") at a price of $280 per $1,000 principal amount of Notes, net to the seller in cash, without interest (the "Offer Price"). Allied Riser will also pay tendering holders accrued but unpaid interest on the Notes up to, but excluding, the date on which we deposit the funds to purchase the accepted Notes with Wilmington Trust Company, the Depositary (the "Payment Date"). The next semi-annual interest payment on the Notes is payable on June 15, 2001, to record holders of the Notes as of June 1, 2001. Notwithstanding anything contained in the Offer to the contrary, if the expiration of the Offer occurs prior to June 15, 2001, all tendering holders of Notes are required to assign to Allied Riser the right to receive the semi-annual interest payment that is payable on June 15, 2001 to record holders of Notes as of June 1, 2001.

     The Offer is not conditioned upon any minimum amount of Notes being tendered but is subject to certain other conditions contained in this Offer to Purchase. See the section entitled "Conditions to the Offer" in this Offer to Purchase.

     As of May 10, 2001, there was outstanding $150 million aggregate principal amount of the Notes. The Notes are currently traded in the Private Offerings, Resale and Trading Through Automated Linkages ("PORTAL") Market of the National Association of Securities Dealers, Inc. The Notes are convertible into shares of our common stock, par value $0.0001 per share, at any time on or before June 15, 2007 at a conversion rate of 65.0618 shares of our common stock for each $1,000 principal amount of Notes, subject to adjustment, which is equivalent to a conversion price of $15.37 per share. Shares of our common stock presently are traded on The Nasdaq Stock Market's National Market ("Nasdaq") under the symbol "ARCC." On May 10, 2001, the last reported sales price of our shares of our common stock on Nasdaq was $1.02.

                             ----------------------

     The terms "we," "us" and "our" as used in this Offer to Purchase refer to Allied Riser Communications Corporation.

                             ----------------------

                      The Dealer Manager for the Offer is:

                              GOLDMAN, SACHS & CO.

                                  May 11, 2001

                                   IMPORTANT

     Any holder desiring to tender Notes must tender those Notes pursuant to the procedures for book-entry transfer set forth in the section entitled "Procedures for Tendering Notes" in this Offer to Purchase. A beneficial owner who has Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee if the beneficial owner desires to tender the Notes so registered. See "Procedures for Tendering Notes" in this Offer to Purchase.

     Any holder who desires to tender Notes and who cannot comply with the procedures for book-entry transfer prior to 5:00 p.m., New York City time, on Monday, June 11, 2001, unless the Offer is extended (such time and date, as the same may be extended, the "Expiration Date") must tender those Notes by following the procedures for guaranteed delivery set forth in this Offer to Purchase under "Procedures for Tendering Notes."

     TO PROPERLY TENDER NOTES, A DULY EXECUTED AND PROPERLY COMPLETED LETTER OF TRANSMITTAL (OR MANUALLY SIGNED FACSIMILE THEREOF) OR AN ELECTRONIC CONFIRMATION PURSUANT TO THE DEPOSITORY TRUST COMPANY'S AUTOMATED TENDER OFFER PROGRAM ("ATOP") (TOGETHER WITH A CONFIRMATION OF BOOK-ENTRY TRANSFER ("A BOOK-ENTRY CONFIRMATION") AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL SHOULD BE SENT TO WILMINGTON TRUST COMPANY (THE "DEPOSITARY").

                             ----------------------

     NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY HOLDER OF NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING NOTES. EACH HOLDER MUST MAKE HIS OR HER OWN DECISION WHETHER TO TENDER NOTES AND, IF SO, WHAT PRINCIPAL AMOUNT OF NOTES TO TENDER.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR NOTES. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFER OTHER THAN AS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY.

     THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                             ----------------------

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and other related materials may be directed to MacKenzie Partners, Inc. (the "Information Agent") or Goldman, Sachs & Co. (the "Dealer Manager") at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

                             ----------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY TERM SHEET..........................................     1
FORWARD-LOOKING STATEMENTS..................................     4
AVAILABLE INFORMATION.......................................     5
INCORPORATION OF INFORMATION BY REFERENCE...................     5
INTRODUCTION................................................     6
RISK FACTORS................................................     8
PURPOSE OF THE OFFER........................................    19
TERMS OF THE OFFER..........................................    20
CONDITIONS TO THE OFFER.....................................    21
PROCEDURES FOR TENDERING NOTES..............................    22
ACCEPTANCE FOR PAYMENT AND PAYMENT FOR THE NOTES............    24
WITHDRAWAL AND REVOCATION RIGHTS............................    25
EXTENSION, AMENDMENT AND TERMINATION OF THE OFFER...........    26
SOURCE AND AMOUNT OF FUNDS..................................    26
DESCRIPTION OF THE NOTES....................................    27
INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS
  AND ARRANGEMENTS CONCERNING THE NOTES.....................    28
EFFECTS OF THE OFFER ON THE MARKET FOR THE NOTES............    29
CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.................    29
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES................    30
FEES AND EXPENSES...........................................    33
MISCELLANEOUS...............................................    34

                               SUMMARY TERM SHEET

     Allied Riser is offering to purchase any and all of its 7.50% Convertible Subordinated Notes Due 2007 at $280 per $1,000 principal amount of notes purchased, in cash. The following are some of the questions you, as a holder of notes, may have and answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal because this summary term sheet may not include all the information that is important to you. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal. We have included references to the sections of this document where you will find a more detailed discussion.

WHAT NOTES ARE THE SUBJECT OF THE OFFER?

     The notes that are the subject of the offer are our 7.50% Convertible Subordinated Notes Due 2007. As of May 10, 2001, there was outstanding $150 million aggregate principal amount of these notes.

WHO IS OFFERING TO BUY THE NOTES?

     Allied Riser Communications Corporation, the company that issued these notes, is offering to purchase for cash all of the outstanding notes.

WHY ARE YOU OFFERING TO PURCHASE THE NOTES?

     The purpose of the offer is to retire up to all of the outstanding notes in order to reduce our annual interest expense.

WHAT IS THE OFFER PRICE FOR THE NOTES AND WHAT IS THE FORM OF PAYMENT?

     We are offering to pay $280, in cash, for each $1,000 principal amount of notes validly tendered and not properly withdrawn. If your notes are purchased in the offer, you will be paid the purchase price, in cash, without interest, as soon as practicable after the expiration date of the offer. We will also pay tendering holders accrued but unpaid interest on the notes up to, but excluding, the date on which we deposit the funds to purchase the accepted notes with Wilmington Trust Company, the Depositary, which we refer to as the payment date. The next semi-annual interest payment on the Notes is payable on June 15, 2001, to record holders of the Notes as of June 1, 2001. Notwithstanding anything contained in this offer to the contrary, if the expiration of the offer occurs prior to June 15, 2001, all tendering holders of notes are required to assign to us the right to receive the semi-annual interest payment that is payable on June 15, 2001 to record holders of notes as of June 1, 2001. See the section entitled "Terms of the Offer" in this Offer to Purchase.

HOW MANY NOTES WILL YOU PURCHASE?

     We will purchase all of the notes that are validly tendered and not properly withdrawn. See the section entitled "Acceptance for Payment and Payment for the Notes" in this Offer to Purchase.

WHAT IS THE MARKET VALUE OF THESE NOTES?

     The notes are currently traded in the PORTAL Market. Goldman, Sachs & Co. has informed us that from time to time they may act as a broker or dealer in connection with trading in the notes. We believe that trading in the notes has been limited and sporadic. See the section entitled "Description of the Notes" in this Offer to Purchase.

WHAT IS THE RECENT MARKET PRICE OF THE COMMON STOCK INTO WHICH THE NOTES ARE CONVERTIBLE?

     The notes are convertible into shares of our common stock at a conversion rate of 65.0618 shares of our common stock for each $1,000 principal amount of notes, subject to adjustment in certain circumstances. This conversion rate is equivalent to a conversion price of $15.37 per share of common stock. On May 10, 2001, the last reported sales price of our common stock on Nasdaq was $1.02 per share. See the section entitled "Description of the Notes" in this Offer to Purchase.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     We will need a maximum of $44 million to purchase $150 million aggregate principal amount of the notes. This includes estimated fees and expenses applicable to the offer but excludes accrued and unpaid interest of approximately $5.6 million. At March 31, 2001, we had approximately $195 million of cash, cash equivalents and short-term investments. We will use some of this cash to repurchase the notes. See the section entitled "Source and Amount of Funds" in this Offer to Purchase.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     You will have at least until 5:00 p.m. New York City time, on Monday, June 11, 2001 to decide whether to tender your notes in the offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure. See the section entitled "Procedures for Tendering Notes" in this Offer to Purchase.

IF I TENDER MY NOTES, WILL I BE PAID MY ACCRUED INTEREST?

     You will be paid any and all accrued and unpaid interest on your notes up to, but excluding, the date on which we deposit the funds to purchase the accepted notes with Wilmington Trust Company, the Depositary. The next semi-annual interest payment on the notes is payable on June 15, 2001, to record holders of the notes as of June 1, 2001. Notwithstanding anything contained in this offer to the contrary, if the expiration of the offer occurs prior to June 15, 2001, all tendering holders of notes are required to assign to us the right to receive the semi-annual interest payment that is payable on June 15, 2001 to record holders of notes as of June 1, 2001.

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

     Yes. We have the right to extend the offer at any time by giving written notice to Wilmington Trust Company, the Depositary.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     If we extend the offer, we will publicly announce the extension no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date.

ARE THERE ANY CONDITIONS TO THE OFFER?

     Yes. Our obligation to accept any pay for your tendered notes depends upon a number of conditions, including:

     - No lawsuit shall have been threatened or pending that might adversely affect this offer.

     - No one shall have proposed, announced or made a tender or exchange offer (other than this offer), merger, business combination or other similar transaction involving us.

     - No material change in our business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership shall have occurred during this offer.

     For more information on conditions to this offer, see the section entitled "Conditions to the Offer" in this Offer to Purchase.

HOW DO I TENDER MY NOTES?

     Tenders of notes will be effected by book-entry transfers through The Depository Trust Company. If you wish to accept our offer, this is what you must do:

     - If you hold your notes through a broker or bank, you should contact your broker or bank and give instructions to tender your notes;

     - If you hold your notes through The Depository Trust Company, you must follow the procedures described in the Offer to Purchase and the Letter of Transmittal for book-entry transfer. All required materials must reach the Depositary before the offer expires. Detailed instructions are contained in the Letter of Transmittal and the section entitled "Procedures for Tendering Notes" in this Offer to Purchase; or

     - If you are unable to comply with the requirements for book-entry transfer on a timely basis, you may be able to tender your notes using the enclosed Notice of Guaranteed Delivery.

See the section entitled "Procedures for Tendering Notes" in this Offer to Purchase.

DO I HAVE TO PAY A FEE OR COMMISSION IF I TENDER MY NOTES?

     No commissions are payable by holders to Goldman, Sachs & Co., the Dealer Manager, MacKenzie Partners, Inc., the Information Agent, or Wilmington Trust Company, the Depositary. If you own your notes through a broker or other nominee, and your broker or other nominee tenders your notes on your behalf, your broker or other nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

HOW DO I WITHDRAW TENDERED NOTES?

     You may withdraw any notes that you tender at any time before the offer ends, as well as at any time after July 9, 2001, unless we have already accepted the notes for payment. To withdraw previously tendered notes, you must provide the Depositary a valid written or facsimile notice of withdrawal. You may not rescind a withdrawal of tendered notes. However, you may re-tender your notes at any time before the offer expires by following the required tender procedures.

WHAT WILL HAPPEN TO NOTES NOT TENDERED IN THE OFFER?

     Notes that are not tendered in the offer will remain outstanding. As a result of the offer, we expect the trading market for any notes not tendered to be significantly more limited.

CAN I STILL CONVERT MY NOTES INTO SHARES OF YOUR COMMON STOCK?

     Yes. However, if you tender your notes in the offer, you may convert your notes only if you properly withdraw your notes prior to the time your right to withdraw has expired. The notes are convertible into shares of our common stock at the conversion rate of 65.0618 shares of our common stock for each $1,000 principal amount of notes, subject to adjustment. This conversion rate is equivalent to a conversion price of $15.37 per share of common stock. Our common stock is currently traded on Nasdaq under the symbol "ARCC." As of May 10, 2001, the last reported sales price of our common stock on Nasdaq was $1.02.

WHAT ARE THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES IF I TENDER MY NOTES?

     A sale of the notes in the offer will be a taxable transaction for United States federal income tax purposes. A U.S. holder will generally recognize gain or loss on the sale of the notes equal to the difference, if any, between the amount of cash received (including any amount received in respect of accrued but unpaid interest) and the U.S. holder's adjusted tax basis in the notes sold. See the section entitled "Certain U.S. Federal Income Tax Consequences" in this Offer to Purchase. Any gain recognized generally will be taxable as ordinary income; while any loss recognized generally will be treated as ordinary loss to the extent the holder's total interest inclusions exceed the net negative adjustments the holder took into account as ordinary loss and, thereafter, as capital loss.

WHOM CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

     You may contact MacKenzie Partners, Inc., the Information Agent, at (212) 929-5500 (call collect) or (800) 322-2885 (toll free) if you have any questions or requests for assistance or for additional copies of this document, the Letter of Transmittal or other related documents. You also may contact Goldman, Sachs & Co., the Dealer Manager, at (212) 902-1000 (call collect) or (800) 323-5678 (toll free) or your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the terms of the offer. The addresses and the telephone numbers for the Information Agent and the Dealer Manager can be found on the back cover of this document.

ARE YOU MAKING ANY RECOMMENDATION ABOUT THE OFFER?

     No. We express no opinion with respect to whether holders should tender notes in response to the offer. You must make your own decision whether or not to accept the offer based upon your own assessment of current market value of the notes and your own liquidity needs and investment objectives.

                           FORWARD-LOOKING STATEMENTS

     This Offer to Purchase (as it may be amended or supplemented, the "Offer to Purchase") and documents incorporated by reference contain statements that are not historical facts and constitute projections, forecasts or forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "may" and "should." These statements are not guarantees of performance. They are inherently subject to known and unknown risks, uncertainties and assumptions that could cause future results to differ materially from those expressed in these statements. Our actual actions or results may differ materially from those expected or anticipated in the forward-looking statements.

                             AVAILABLE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other documents and information with the Securities and Exchange Commission (the "Commission"). We have also filed with the Commission a Tender Offer Statement on Schedule TO (the "Offer Statement") under the Exchange Act, which includes certain of the information contained in this Offer to Purchase and certain other information relating to the Offer. Some of the Notes were registered for resale pursuant to a Registration Statement on Form S-3 filed under the Securities Act of 1933, as amended (the "Securities Act"). Such reports, registration statements and other documents and information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a web site located at http://www.sec.gov that contains reports, proxy and the aforementioned statements and other information regarding registrants that have filed electronically with the Commission, including us.

     Copies of the Indenture (between us and Wilmington Trust Company, as trustee, dated as of June 28, 2000 (the "Indenture")) under which the Notes were issued also are available from us upon request or from the Commission, as set forth above. Requests for such copies should be directed to the Information Agent or the Dealer Manager at the addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

                   INCORPORATION OF INFORMATION BY REFERENCE

     The following documents have been filed with the Commission and are incorporated herein by reference:

          (i) our Offer Statement filed with the Commission on May 11, 2001.

          (ii) our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001 filed with the Commission on May 11, 2001 (our "Quarterly Report").

          (iii) our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed with the Commission on April 2, 2001 (our "Annual Report").

          (iv) to the extent incorporated by reference into our Annual Report, our Annual Meeting Proxy Statement on Schedule 14A for the 2001 Annual Meeting of Stockholders filed with the Commission on April 27, 2001.

     All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the Expiration Date shall be deemed to be incorporated by reference into this Offer to Purchase and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase. We will provide, without charge, to each person, including any beneficial owner to whom this Offer to Purchase has been delivered, upon written or oral request of such person, a copy of any and all of the documents referred to above that have been or may be incorporated by reference herein other than exhibits to such documents (unless such exhibits are specifically incorporated by reference herein).

Requests for such copies should be directed to Corporate Secretary, Allied Riser Communications Corporation, 1700 Pacific Avenue, Suite 400, Dallas, Texas 75201;
(214) 210-3000.

     We undertake no obligation to make any revision to the forward-looking statements contained in this document or to update them to reflect events or circumstances occurring after the date of this document.

                                  INTRODUCTION

     Allied Riser Communications Corporation, a Delaware corporation ("Allied Riser"), invites the holders of its 7.50% Convertible Subordinated Notes Due 2007 to tender their Notes for purchase by Allied Riser. We are offering to purchase up to $150 million principal amount of the Notes, which represents all Notes outstanding, at a price of $280 per $1,000 principal amount of Notes, net to the seller in cash, without interest. We will also pay tendering holders accrued but unpaid interest on the Notes up to, but excluding the Payment Date. The next semi-annual interest payment on the Notes is payable on June 15, 2001, to record holders of the Notes as of June 1, 2001. Notwithstanding anything contained in this Offer to the contrary, if the expiration of the Offer occurs prior to June 15, 2001, all tendering holders of Notes are required to assign to Allied Riser the right to receive the semi-annual interest payment that is payable on June 15, 2001 to record holders of Notes as of June 1, 2001.

     This offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal which, as they may be amended or supplemented from time to time, together constitute the "Offer."

     Only Notes validly tendered and not properly withdrawn will be purchased. See the section entitled "Acceptance For Payment and Payment For the Notes" in this Offer to Purchase.

     Our Board of Directors has approved this Offer. However, neither we nor our Board of Directors is making any recommendation whether you should tender or refrain from tendering your Notes. You must make your own decision whether to tender your Notes. See the section entitled "The Terms of the Offer" in this Offer to Purchase.

     Tendering holders who hold Notes registered in their own name and who tender their Notes directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 5 of the Letter of Transmittal, transfer taxes on our purchase of Notes in the Offer. Owners of Notes holding their Notes through brokers or other nominees are urged to consult the brokers or other nominees to determine whether transaction costs may apply if holders tender their Notes through the brokers or other nominees and not directly to the Depositary.

     Also, any tendering holder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 that is included as part of the Letter of Transmittal obtained from the Depositary may be subject to required United States federal income tax backup withholding equal to 31% of the gross proceeds payable to the tendering holder or other payee pursuant to the Offer. See the section entitled "Backup Withholding Tax" in this Offer to Purchase.

     We will pay the fees and expenses incurred in connection with the Offer by Goldman, Sachs & Co., the Dealer Manager for this Offer, Wilmington Trust Company, the Depositary for this Offer, and MacKenzie Partners, Inc., the Information Agent for this Offer. See the section entitled "Fees and Expenses" in this Offer to Purchase.

     As of May 10, 2001, we had $150 million principal amount of Notes that were issued and outstanding.

     The Notes are convertible into shares of our common stock, par value $0.0001 per share, at a conversion rate of 65.0618 shares of our common stock for each $1,000 principal amount of Notes, subject to adjustment in certain circumstances, which is equivalent to a conversion price of $15.37 per share of common stock. The common stock is listed and traded on Nasdaq under the symbol "ARCC." The outstanding Notes are presently convertible into 9.8 million shares of our common stock. We presently have 61.7 million shares of common stock outstanding. On May 7, 2001, the last full trading day before the announcement of the Offer, the last reported sale price of the common stock was $0.76 per share. Holders of Notes are urged to obtain current market quotations for our common stock. See "Description of the Notes" set forth elsewhere this Offer to Purchase.

                                  RISK FACTORS

     In deciding whether to tender your Notes, you should consider carefully, in addition to the other information contained or incorporated by reference herein, the information appearing in our Annual Report under "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" and in our Quarterly Report under "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations," which are incorporated into this Offer to Purchase by reference. You also should consider the following factors when making a decision about whether or not to tender Notes pursuant to the Offer.

THE OFFER COULD RESULT IN REDUCED LIQUIDITY OF THE NOTES.

     The Notes currently are traded in the PORTAL Market. We believe that trading in the Notes has been limited. We cannot assure you that any trading market will exist for the Notes following consummation of the Offer. The extent of the public market for the Notes following a consummation of the Offer would depend on the number of beneficial holders that remain at such time, the interest in maintaining markets in the Notes on the part of securities firms and other factors. An issue of securities with a smaller float may trade at lower prices than would a comparable issue of securities with a greater float. Accordingly, the market price for Notes that are not tendered in the Offer may be adversely affected to the extent that the amount of Notes purchased pursuant to the Offer reduces the float. The reduced float also may have the effect of causing the trading prices of the Notes that are not tendered or purchased to be more volatile.

WE MAY ENGAGE IN STRATEGIC TRANSACTIONS. IF WE DO SO, THESE TRANSACTIONS COULD HAVE A POSITIVE EFFECT ON THE MARKET VALUE OF THE NOTES.

     From time to time we consider a variety of strategic alternatives, including repurchases of our equity securities, partnerships with companies that provide positive synergies to our network, acquisitions or other investments. Further, from time to time we have had discussions, and in the future we anticipate that we will have discussions, with persons regarding other possible strategic transactions, including mergers or other business combination transactions. As of the date of this Offer to Purchase, however, we do not have any plans, proposals or negotiations underway with respect to any material strategic transaction.

     The Indenture under which the Notes were issued requires us to make an offer to repurchase the Notes at a purchase price of 100% of the principal amount of the Notes plus accrued but unpaid interest in the event of a "change in control" (as that term is defined in the Indenture). As a result, in the event we enter into a transaction that would result in a change in control, we would be required to repurchase the Notes for $1,000 for each $1,000 of principal amount of the outstanding Notes plus accrued but unpaid interest. We may pay this amount either in cash or in shares of our common stock having, in general, a market value of $1,000 plus the amount of accrued but unpaid interest. This change-in-control purchase price is substantially higher than the Offer Price. In addition, should we enter into a strategic transaction with another person who has greater financial and other resources than we have, we expect that this event could have a positive effect on the market price the Notes.

REPURCHASE OF THE NOTES WILL REDUCE OUR AVAILABLE CASH.

     If we purchase all of our outstanding Notes pursuant to the Offer, we will recognize a gain due to early extinguishment of debt of approximately $102,000,000, before taxes. Based upon current expectations, management believes that the company would realize previously unrecognized deferred tax assets approximately equal to the tax provision related to the gain described above. In addition, the purchase of all outstanding Notes in the Offer, together with the related estimated expenses (excluding accrued interest), are expected to reduce the amount of our available cash by approximately $44,000,000, while eliminating the liabilities associated with the purchased Notes. Net interest expense for the remainder of 2001 will be reduced by approximately $5,000,000 if all outstanding Notes are purchased in the Offer.

WE HAVE NOT OBTAINED A THIRD-PARTY DETERMINATION THAT THE OFFER IS FAIR TO HOLDERS.

     The Offer has been approved by our Board of Directors. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders for purposes of negotiating the terms of the Offer and/or preparing a report concerning the fairness of the Offer to holders. We have not received any report, opinion or appraisal from an outside party that is materially related to the Offer.

     We are not making a recommendation whether holders should tender Notes. Holders should determine whether to accept the Offer based upon their own assessment of the current market value of the Notes, their own liquidity needs and investment objectives. The Offer Price may be in excess of recent prevailing market prices of the Notes. In making the Offer, our Board of Directors reviewed with our financial advisors the trading history of the Notes and the responses of holders of similar securities to cash offers, as well as our financial position and prospects and potential alternative uses for our cash and other relevant considerations from a financial point of view in conducting an offer. In addition, our Board of Directors considered the fact that, in light of our significant losses in recent years, the holders can have no assurance that we will achieve profitability at a level sufficient to assure repayment of the Notes when they become due. Furthermore, from October 29, 1999, the date our common stock began trading on Nasdaq, through May 10, 2001, the price has ranged from $48.75 to $0.60. Thus, the holders' option to convert their Notes into shares of our common stock has minimal current economic value, and the disparity between the current trading price of the shares of our common stock and the conversion rate of the Notes has significantly reduced the likelihood that holders will participate in any price appreciation of the shares of our common stock over the conversion rate.

TENDERING HOLDERS MAY HAVE A REDUCED CLAIM ON US IN THE EVENT OF BANKRUPTCY.

     Assuming the purchase of all outstanding Notes in the Offer, we believe that, with the reduction in interest expense related to the Notes and additional cost saving measures we are presently considering, we will have sufficient cash to meet our obligations through 2002. Nevertheless, if we for any reason were to file for bankruptcy protection within 90 days following the consummation of the Offer, it is possible that the payments we make to tendering holders may constitute a voidable preference under U.S. bankruptcy law. If the tender of the Notes is deemed to be a voidable preference, the tendering holder could be forced to return any payment received from us in the Offer and the claim of the holder in subsequent bankruptcy proceedings may be limited to the amount returned rather than the principal amount of any Notes tendered by such holder. As a result, holders who tender their Notes in the Offer may have a reduced claim as opposed to holders who do not tender in the Offer if we file for bankruptcy protection within 90 days following the consummation of the Offer.

POTENTIAL DE-LISTING OF COMMON STOCK BY NASDAQ

     Our common stock trades on Nasdaq. In order for our common stock to continue to be listed on Nasdaq, we must satisfy various listing requirements established by Nasdaq including, among other things, a minimum bid price of $1.00 per share. Recently, the minimum bid price of our common stock has been less than $1.00 per share. If the minimum bid price of our common stock is less than $1.00 per share for 30 consecutive trading days, Nasdaq may advise us of this failure to comply with its continued listing standards. If we do not thereafter regain compliance for a minimum of 10 consecutive trading days following notification by Nasdaq, Nasdaq may delist our common stock. There are numerous factors that could affect the bid price of our common stock.

     In addition, if Nasdaq delists our common stock and the trading price for the common stock continues to be less than $5.00 per share, trading in the common stock would be subject to certain rules established by the Commission that require additional disclosure by broker-dealers in connection with any trades involving "penny stock." The additional burdens imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our common stock. A delisting of our common stock by Nasdaq could result in a reduction in the liquidity of any investment in our common stock or the Notes. Delisting could also reduce the ability of holders of our common stock to purchase or sell shares as quickly and inexpensively as they have done in the past. This lack of liquidity would make it more difficult for us to raise cash in the future.

WE EXPECT OUR OPERATING LOSSES, NEGATIVE CASH FLOW AND NEGATIVE EBITDA TO CONTINUE.

     We may not achieve or sustain operating income, net income or positive earnings before interest, taxes, depreciation and amortization ("EBITDA") in the future. In recent years we have incurred significant operating losses, net losses and negative EBITDA. We have not achieved profitability and expect to continue to incur operating losses, net losses and negative EBITDA in 2001 and the foreseeable future. For the first quarter of 2001, we had an operating loss of $42,689,000, a net loss of $43,310,000 on revenue of $7,929,000 and a negative EBITDA of $30,427,000. For 2000, we had an operating loss of $182,284,000, a net loss of $173,408,000 on revenues of $14,332,000 and negative
EBITDA of $136,710,000. For 1999, we had an operating loss of $60,777,000, a net loss of $57,488,000 on revenues of $1,870,000 and negative EBITDA of $41,095,000. In addition, we expect to continue to incur significant development costs and, as a result, we need to generate significant revenue to achieve profitability, which may not occur.

WE HAVE AN UNPROVEN BUSINESS MODEL WHICH COULD FAIL.

     During the third quarter of 2000, we announced a phased business plan that allows for a more managed and measured deployment and utilization of our network, direct sales force, application products and services, and customer support infrastructure. Implementation of this revised plan included reducing expenses and the number of employees. In the fourth quarter of 2000 and the first quarter of 2001, we severed approximately 255 employees. As a part of this phased business plan, we are approaching our initial network installation and technology choice in each building, as well as network enhancements, on a more demand-driven model. Although we believe that our phased business plan and corresponding reduction in expenses will enable us to conserve capital without adversely affecting our operations, the reductions in capital spending and employees will likely result in slower customer and revenue growth. Our phased business plan is in its preliminary stages and we cannot predict that implementation of our business plan will be successful or that our business plan will not be further modified. We are not aware of any company that has achieved operating income, net income or positive EBITDA by executing a business plan similar to our business plan. As a result, there is risk that our business will fail.

WE ARE A START-UP COMPANY AND IF WE DO NOT GROW VERY RAPIDLY WE WILL NOT
SUCCEED.

     We began operating our broadband data network in January 1998, and we must grow very rapidly to succeed. Because the communications industry is capital intensive, rapidly evolving and prone to significant economies of scale, as a relatively small organization we are at a competitive disadvantage. The growth we must achieve to reduce that disadvantage will put a significant strain on all our resources. Additionally, our phased business plan and corresponding reduction in employees may make it difficult to achieve the rapid growth required. If we fail to grow rapidly or obtain additional capital when needed, our ability to compete with larger, more well established companies will be substantially reduced.

WE WILL NEED ADDITIONAL CAPITAL, IF THE ASSUMPTIONS UNDERLYING OUR BUSINESS PLAN ARE INACCURATE.

     We have developed and begun to implement our phased business plan to reduce and control costs in order to extend our current cash resources. If we are unable to successfully implement our phased business plan, if the assumptions underlying our phased business plan are inaccurate, or if we engage in any material acquisitions or expansion, we will require additional financing. Assuming the purchase of all outstanding Notes in the Offer, we believe that, with the reduction in interest expense related to the Notes and additional cost saving measures presently under consideration by our Board of Directors, our cash on hand will be sufficient to fund our continued operating losses and network deployment through 2002, although there can be no assurances in this regard. The sufficiency of our cash on hand and our capital lease facilities to fund our expected additional operating losses and the projected deployment of our network past 2002 is dependent on numerous factors, many of which we cannot control. These factors are further enumerated in "Management's Discussion and Analysis of Financial Condition and Results of Operations" set forth in Item 7 of our Annual Report and Item 2 of our Quarterly Report, which are incorporated in this Offer to Purchase by reference. If any of these factors or other factors is negatively impacted, we will require additional capital through the issuance of debt or equity or bank borrowings. We have no commitments, other than those described in our Annual Report and Quarterly Report, for any additional financing, and we cannot be sure that we will be able to obtain any additional financing at the times required and on terms and conditions acceptable to us. If we are unable to obtain additional financing, our operations could be materially adversely affected.

THE SECTOR IN WHICH WE OPERATE IS HIGHLY COMPETITIVE, AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY.

     We face competition from many entities with significantly greater financial resources, well-established brand names and larger customer bases. Economic conditions may result in sales of network assets similar to ours at prices representing a significant discount to their original cost. Such asset sales may subject us to price competition from entities with a lower network cost than ours. The numerous companies that may seek to enter our niche may expose us to severe price competition for our services or for building access rights. We expect competition to intensify in the future. We expect significant competition from traditional and new telecommunications companies, including local, long distance, cable modem, Internet, digital subscriber line, microwave, mobile and satellite data service providers. If these potential competitors successfully focus on our niche, there may be intense price competition which could impede our ability to become profitable.

     - In-building competitors. Some competitors, such as Cypress Communications, OnSite Access, Broadband Office, Intermedia Communications, EZIAZ, RCN Communications, XO Communications, Winstar, Teligent and Advanced Radio Telecom have gained and all are attempting to gain access to office buildings in our target markets. Some of these competitors have sought to develop exclusive relationships with real estate owners. To the extent these competitors are successful, we may face difficulties in building our networks and marketing our services within some of our target buildings. Our agreements to use vertical utility shafts within buildings are not exclusive. An owner of any of the buildings we have rights to install a network in could also give similar rights to one of our competitors. Certain competitors already have rights to install networks in some of the buildings that we have rights in. It will take a substantial amount of time for us to build networks in all the buildings where we obtain rights to do so. Each building in which we have not built a network is particularly vulnerable to competitors.

     - Local telephone companies. Incumbent local telephone companies have several competitive strengths which may place us at a competitive disadvantage. These competitive strengths include:

       - an established brand name and reputation;

       - significant capital to deploy broadband data network equipment rapidly;

       - ability to offer higher-speed data services through digital subscriber line technology;

       - their own inter-building connections; and

       - ability to bundle digital data services with their voice services to achieve economies of scale in servicing customers.

     - Competitive local telephone companies. Competitive local telephone companies often have broadband inter-building connections, market their services to tenants of large- and medium-sized buildings and selectively build in-building facilities.

     - Long distance companies. We will face strong competition from long distance companies. Many of the leading long distance carriers, including AT&T, WorldCom and Sprint, are expanding their capabilities to support high-speed, end-to-end data networking services, and could begin to build their own in-building networks. The newer national long distance carriers, such as Qwest, Level 3, Williams Communications and BroadWing are building and managing high-speed fiber-based national data networks, partnering with Internet service providers, and may extend their networks by installing in-building broadband data cables.

     - Fixed wireless service providers. We may lose potential customers to fixed wireless service providers. Fixed wireless service providers can provide high-speed inter-building communications services using microwave or other facilities or satellite earth stations on building rooftops. Some of these providers have targeted small- and medium-sized business customers and have a business strategy that is similar to ours. These providers include Winstar, Teligent, Advanced Radio Telecom, Sprint and WorldCom.

     - Internet, digital subscriber line and cable modem service providers. The services provided by Internet service providers and cable modem service providers can be used by our potential customers instead of our services. Internet service providers, such as Genuity, UUNET, a subsidiary of WorldCom, Sprint, Concentric Networks, Prodigy, EarthLink, Verio and PSINet, provide Internet access to residential and business customers, generally using the existing communications infrastructure. Digital subscriber line companies and/or their Internet service provider customers, such as Covad, Rhythms NetConnections and Network Access Solutions, typically provide broadband Internet access. Cable modem service providers, such as Excite@Home and its @Work subsidiary, Road Runner, RCN Communications and High Speed Access, also provide broadband Internet access. On-line service providers, such as America Online, Compuserve, Microsoft Network and WebTV, provide Internet connectivity, ease-of-use and a stable environment for modem connections.

ALTERNATIVE TECHNOLOGIES POSE COMPETITIVE THREATS.

     There are other technologies that provide more capacity and speed than dial-up connections and can be used instead of our broadband data services. Furthermore, these technologies may be improved and other new technologies may develop that provide more capacity and speed than the broadband data technology we typically employ. Existing alternative technologies include:

     - Digital subscriber line technology. Digital subscriber line technology was developed to produce higher data transfer rates over the existing copper-based telephone network. The

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

       data transfer rates for digital subscriber lines are reported to range between 144 thousand bits of data per second and six million bits of data per second. Digital subscriber line technology has been substantially improved in recent years.

     - Cable modems. Cable modems can allow users to send and receive data using cable television distribution systems. According to industry sources, cable modem users typically experience download speeds of 1.5 million bits of data per second.

     - Wireless technologies. Wireless technologies, such as satellite and microwave communications systems and laser optics, can provide high-speed data communications. Satellite systems, such as DirecPC, can offer high download speeds that are advertised at 400 thousand bits of data per second. Wireless point-to-point and point-to-multipoint systems are advertised to offer data transfer rates at 56 thousand to 45 million bits of data per second or more in some areas.

     - Integrated services digital networks. Integrated services digital networks have been offered by the incumbent local telephone companies over the existing copper-based telephone network for some time. These services offer data transfer speeds of 128 thousand bits of data per second.

The development of new technologies or the significant penetration of alternative technologies into our target market may reduce the demand for our services and consequently could have a material adverse effect on our results of operations.

WE MUST OBTAIN ADDITIONAL AGREEMENTS WITH REAL ESTATE OWNERS OR OUR GROWTH WILL BE CONSTRAINED.

     Our business depends on our ability to install in-building networks. The failure of real estate owners to grant or renew access rights on acceptable terms could substantially reduce our potential customer base. Current federal and state regulations do not require real estate owners to make space available to us, or to do so on terms that are reasonable or nondiscriminatory. Real estate owners may decide not to permit us to install our network in their buildings. In addition, real estate owners may elect not to renew our access agreements which typically have terms of ten years. Non-renewal of these agreements would cause losses resulting from the removal or sale of our infrastructure in these buildings and would reduce our revenues.

WE MUST INSTALL NETWORKS IN ADDITIONAL BUILDINGS BEFORE OUR COMPETITORS DO OR WE MAY FACE A COMPETITIVE DISADVANTAGE.

     Our success depends upon our ability to quickly install our in-building networks in additional buildings. We may not be able to accomplish this objective. Each building in which we have not built a network is particularly vulnerable to competitors. Future expansion and adaptations of our network infrastructure may be necessary to respond to growth in the number of customers served, increased capacity demands and changes to our service. The expansion and adaptation of our in-building networks will require substantial financial, operational and managerial resources. Our phased business plan may affect our ability to accomplish these objectives. Our failure to rapidly deploy, expand and adapt our networks to changing conditions could make it difficult to increase and retain our customer base, which could reduce our revenue and impede our growth.

WE MUST PURCHASE CAPACITY FROM THIRD PARTIES WHO MAY BE UNABLE OR UNWILLING TO MEET OUR REQUIREMENTS.

     We construct in-building networks and generally rely on other communications carriers to provide transmission capacity outside the buildings. Our failure to obtain adequate connections from other carriers on a timely basis could delay or impede our ability to provide services and generate revenue.

     We have experienced, and expect to continue to experience, delays in obtaining transmission capacity. In addition, in some of our target markets there is only one established carrier available to provide the necessary connection. This increases our cost and makes it extremely difficult, if not impossible, to obtain connections. Sufficient capacity may not be readily available from third parties at commercially reasonable rates, if at all. Our failure to obtain sufficient connectivity could result in an inability to provide service in certain buildings and service interruptions, which could in time lead to loss of customers and damage to our reputation.

THERE MIGHT NOT BE SUFFICIENT DEMAND FOR OUR SERVICES.

     Demand for broadband services has grown rapidly, and this market is characterized by rapidly changing technology, evolving industry standards and frequent new service introductions. If the commercial market for Internet access and other broadband services develops more slowly than expected or if the Internet services that we offer are not broadly accepted, our revenues will not grow as quickly as necessary to achieve or sustain profitability. Demand and market acceptance for recently introduced services in this industry are subject to a high level of uncertainty.

     In addition, critical issues concerning the commercial use of services requiring broadband capabilities remain unresolved and may impact the growth of these services. Historically, some businesses have been reluctant to purchase broadband services, such as high-speed Internet access, for a number of reasons, including:

     - resistance to the use of the Internet in business applications;

     - inconsistent quality of service;

     - lack of available cost-effective, high-speed options;

     - the need to deal with multiple and frequently incompatible vendors;

     - inadequate security for stored or transmitted data;

     - lack of networking tools to simplify Internet access and use; and

     - lack of high-speed application requirements.

     Capacity constraints caused by heavy use of the Internet may impede further development to the extent that users experience delays, transmission errors and other difficulties. Further, enterprises that have already invested substantial resources in other methods may be particularly reluctant or slow to adopt a new strategy.

IF OUR SERVICE FAILS TO MEET CUSTOMER EXPECTATIONS, WE WILL BE UNABLE TO ATTRACT AND RETAIN CUSTOMERS.

     From time to time we experience service interruptions, transmission errors or other difficulties due to problems with our network or of other network components leased from third parties. If we are unable to address and resolve such service issues or if these service issues were to place us at a competitive disadvantage to other broadband data service providers, we may have difficulty attracting and retaining customers, which would adversely affect our business.

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

WE MUST MAKE SIGNIFICANT CAPITAL EXPENDITURES AND INVESTMENTS IN BUILDINGS BEFORE GENERATING REVENUE, WHICH MAY PROVE INSUFFICIENT TO JUSTIFY THOSE EXPENDITURES AND INVESTMENTS.

     When we install an in-building network, we incur significant initial expenditures, including payments for real estate access rights and network installation. If we fail to utilize our real estate access rights or attract enough customers within each office building, our capital expenditures in that building will be underutilized. These expenditures vary depending on the size of the building and whether we encounter any construction-related difficulties. In addition, we typically install an in-building network before we have any customers in that building. Since we generally do not solicit customers within a building until our network is in place, and since our costs can vary, we may not be able to recoup our expenditures within any building. We have issued and plan to continue to issue to real estate partners warrants to acquire shares of our common stock in exchange for real estate access rights to enable us to install our broadband data network in these buildings. If we do not utilize our real estate access rights, attract customers and generate revenues in connection with these buildings so as to recoup our expenditures, we may conclude that our network and the real estate access rights relating to these buildings are impaired, in which case we will recognize losses.

OUR BUSINESS MAY BE HARMED IF OUR BILLING, CUSTOMER SERVICE AND INFORMATION SUPPORT SYSTEMS ARE NOT FURTHER DEVELOPED.

     Sophisticated operational support systems are vital to our growth and our ability to achieve operating efficiencies. A failure of these systems could substantially impair our ability to provide services, send invoices and monitor our operations. We have incurred and expect to incur additional costs while building and refining our operational support systems, which to date have included the purchase and implementation of software to facilitate customer acquisition, billing, collections and network management.

     Our plans for the development and continued implementation of these systems rely, for the most part, on acquiring products and services offered by third-party vendors and integrating those products and services. We may be unable to continue implementing and refining these systems on a timely basis, and these systems may not perform as expected. We may also be unable to maintain and upgrade our operational support systems as necessary.

     We are also dependent on the systems of our network capacity providers, and, in some cases, on the interface between our systems and those of our providers. Therefore, any systems failures experienced by our suppliers could also have similar adverse effects on our systems.

OUR NETWORK MAY BE VULNERABLE TO UNAUTHORIZED ACCESS WHICH COULD INTERFERE WITH THE DELIVERY OF OUR SERVICES.

     Our network may be vulnerable to unauthorized access, computer viruses and other disruptive problems. Remediating the effects of computer viruses and alleviating other security problems may require interruptions, incurrence of costs and delays or cessation of service to our customers. Other companies have experienced interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others. Unauthorized access could jeopardize the security of confidential information stored in our computer systems or those of our customers. Although we intend to continue to implement industry-standard and other security measures, such measures at other companies have been circumvented in the past and may be circumvented on our systems in the future. These risks could have a material adverse effect on our ability to provide services.

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

WE MUST ATTRACT AND RETAIN KEY PERSONNEL IN A TIGHT LABOR MARKET OR WE WILL BE UNABLE TO MANAGE OUR GROWTH.

     There currently is intense competition for personnel with the qualifications we require. The loss of the services of key personnel or the failure to attract additional personnel as required could have a material adverse effect on our ability to grow. We are highly dependent upon the efforts of our senior management team. Although we have entered into employment agreements with members of our senior management team, these agreements do not obligate the employees to remain with us for any length of time. We believe that our future success will depend in large part on our ability to attract and retain qualified technical and sales personnel.

LEGISLATION AND GOVERNMENT REGULATION COULD ADVERSELY AFFECT US.

     Changes in the regulatory environment could affect our operating results by increasing competition, decreasing revenue, increasing costs or impairing our ability to offer services. The provision of basic telecommunications services is subject to significant regulation at the federal and state level. The Federal Communications Commission ("FCC") regulates telecommunications carriers providing interstate and international common carrier services. State public utilities commissions exercise jurisdiction over intrastate basic telecommunications services but do not regulate most enhanced services, which involve more than the pure transmission of customer provided information. Many of our competitors and vendors, especially incumbent local telephone companies, are subject to federal and state regulations. These regulations change from time to time in ways that are difficult for us to predict. Although we believe the services we provide today are not subject to substantial regulation by the FCC or the state public utilities commissions, changes in regulation or new legislation may increase the regulation of our current services. In addition, a regulatory body may seek to apply telecommunications regulations to our enhanced services.

     - If we decide to provide voice and other basic telecommunications services we may be unable to successfully respond to regulatory changes. We will become subject to regulation by the FCC and state agencies in the event we decide to offer non-enhanced voice and other basic telecommunications services and may become subject to regulation if we offer voice services over the Internet. Complying with these regulatory requirements may be costly. Through subsidiaries, we are in the process of applying for, and in some states have received, authority from state regulatory commissions and the FCC to provide basic telecommunications services, such as voice telephony service. These subsidiaries will be subject to direct federal and state regulation upon approval of their respective applications. The regulations that apply to basic telecommunications services change from time to time and such changes may have adverse effects on our business.

     - Regulation of access to office buildings could negatively affect our business. A few states require that commercial office buildings give access to competitive providers of telecommunications services on nondiscriminatory terms, and such legislative or regulatory proposals have been made at the federal level and in other states. If these proposals are adopted and regulatory or legal requirements change access rights to our target buildings or our network, these requirements will facilitate our competitors' entry into buildings where we have access rights, which in turn will diminish the value of our access rights and adversely affect our competitive position. In November 2000, the FCC released an order in a regulatory proceeding relating to utility shaft access in multiple tenant buildings stating its policy that real estate owners should give access to providers on a non-discriminatory and non-exclusive basis. The FCC declined to adopt rules mandating building access, but is continuing to consider this and other issues in future phases of this proceeding. Bills have also been introduced in Congress regarding the same topic but Congress has yet to act. Some of the issues being considered in these developments include requiring real estate owners to provide utility shaft access to telecommunications carriers, and requiring some telecommunications providers to provide access to other telecommunications providers. We do not know whether or in what form these proposals will be adopted.

     - As an Internet access provider, we may incur liability for information disseminated through our network. The law relating to the liability of Internet access providers and on-line services companies for information carried on or disseminated through their networks is unsettled. Although we have not been sued for information carried on our network, it is possible that we could be in the future. Federal and state statutes have been directed at imposing liability on Internet service providers for aspects of content carried on their networks. There may be new legislation and court decisions that may affect our services and expose us to potential liability.

     As the law in this area develops, the potential imposition of liability upon us for information carried on and disseminated through our network could require us to implement measures to reduce our exposure to such liability. The implementation of these measures may require the expenditure of substantial resources or the discontinuation of certain products or service offerings. Any costs that are incurred as a result of such measures or the imposition of liability could have a material adverse effect on our operating expenses and our liquidity.

     - We could be subject to foreign regulation that negatively affects our business. We have agreements with real estate owners giving us rights to construct networks in buildings located in certain countries outside the United States. We offer services in Canada and may construct networks, offer services or acquire additional network rights or operations in other foreign countries. Foreign governments have various laws and regulations that would be applicable to building access agreements, our services and rates, interconnection agreements, operations and services of our competitors, and other aspects of our business. These laws and regulations vary from country to country and may have a material adverse effect on our business in a country.

RETAINED CONTROL BY OUR PRINCIPAL STOCKHOLDERS MAY CREATE CONFLICTS OF INTEREST.

     The concentration of ownership of our common stock may have the effect of delaying, deferring or preventing a change in control, merger, consolidation or a tender or exchange offer that could involve a premium over the price of our common stock. As of April 24, 2001, our officers, directors and greater-than five percent stockholders beneficially owned, in the aggregate, approximately 45% of our outstanding common stock.

MEMBERS OF OUR BOARD SERVE ON THE BOARDS OF OUR POTENTIAL COMPETITORS, WHICH MAY CREATE CONFLICTS OF INTEREST.

     Members of our board of directors also serve as officers or directors of other telecommunications or Internet services companies. To the extent that any of these companies presently offer, or at some future point begin to offer, services having characteristics similar to those offered by us, there may be conflicts of interest between the fiduciary duties owed by these individuals to us and the duties owed to these other companies. We have not adopted specific policy guidelines to address these potential conflicts of interest and if these conflicts of interest arise, they may be resolved on terms that are not in the best interests of all of our stockholders.

THE MARKET PRICE OF OUR STOCK HAS BEEN AND WILL LIKELY CONTINUE TO BE VOLATILE.

     The stock market generally and the market for technology stocks in particular have experienced significant price and volume fluctuations, which often have been unrelated or disproportionate to the operating performance of these companies. From October 29, 1999, the date on which our common stock began trading on Nasdaq, through May 10, 2001, the price has ranged from $48.75 to $0.60. The market for our common stock likely will continue to be subject to similar fluctuations. Many factors could cause the trading price of our common stock to fluctuate substantially, including the following:

     - future announcements concerning our business, customers or competitors;

     - variations in our operating results;

     - announcements of technological innovations;

     - the introduction of new products or changes in product pricing policies by us or our competitors;

     - changes in earnings estimates by securities analysts or announcements of operating results that are not aligned with the expectations of analysts or investors;

     - the economic and competitive conditions in the industries in which our customers operate;

     - the possibility that our common stock may be delisted by Nasdaq because of recent minimum bid prices of less than $1.00 per share. See the section entitled "-- Potential De-Listing of Common Stock by Nasdaq" in this Offer to Purchase;

     - other risks and uncertainties described from time to time in our reports and with specific reference to the risk factors herein; and

     - general stock market trends.

ANTI-TAKEOVER PROVISIONS COULD PREVENT OR DELAY A CHANGE OF CONTROL.

     Provisions of our certificate of incorporation and bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions include:

     - the ability of our board of directors to issue preferred stock without any further approval being required from our stockholders;

     - the "staggered" nature of our board of directors which results in directors being elected for terms of three years; and

     - the requirement that stockholders provide us with advance notice of proposed actions.

     These provisions may have the effect of delaying or preventing a change in our control, impeding a merger, consolidation, takeover or other business combination, which in turn could preclude our stockholders from recognizing a premium over the current market price of the common stock.

IMPAIRMENT OF OUR INTELLECTUAL PROPERTY RIGHTS COULD HARM OUR BUSINESS.

     We have been awarded trademark registrations for our ARC logo and for certain of our products, including ARC & Design(R), ARC BTV(R), ARC Conference(R), ARC Connected(R), ARC OpticWAN(R), ARC VisualWorkgroup(R), ARC Voice(R), Miscellaneous Design (the "Swoosh")(R), The New Business Tool Kit(R), There's a New Tool Kit(R) and You're Connected. Now what?(R). We also expect to seek patents in the future for certain of our products. Although we actively enforce our intellectual property rights, it is possible that other entities may challenge our registration and use of these trademarks based on a claim of superior rights, dilution or otherwise. These challenges, if successful, could preclude us from registering and even using our trademarks, in which case the expense of developing new trademarks and the resulting loss of product identification and goodwill could have an adverse effect on our business. Furthermore, we have trademarks pending for numerous other products, which means that we can rely only on our common law rights with respect to those products. There can be no assurance that any of these efforts will be adequate to prevent the misappropriation or improper use of our products.

                              PURPOSE OF THE OFFER

     The purpose of the Offer is to retire up to $150 million principal amount of Notes in order to reduce our annual interest expense. All of the Notes purchased by us upon the consummation of the Offer will be retired.

     The Offer also may give holders who are considering the sale of all or some of their Notes the opportunity to sell their Notes for a higher price than may have been available on the open market immediately prior to the announcement of the Offer and without the usual transaction costs associated with market sales. No commissions are payable to the Dealer Manager, the Information Agent or the Depositary by holders who tender their Notes in the Offer. However, holders who own Notes through a broker or other nominee may be charged a fee by such broker or nominee for the tender of Notes pursuant to the Offer.

     OUR BOARD HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO HOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR NOTES, AND HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION. HOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT WITH THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISION WHETHER TO TENDER AND, IF SO, WHAT AMOUNT OF NOTES TO TENDER.

     From time to time we consider a variety of strategic alternatives, including repurchases of our equity securities, partnerships with companies that provide positive synergies to our network, acquisitions or other investments. Further, from time to time we have had discussions, and in the future we anticipate that we will have discussions, with persons regarding other possible strategic transactions, including mergers or other business combination transactions. As of the date of this Offer to Purchase, however, we currently have no plans, proposals or negotiations, other than the Offer, underway that relate to or would result in:

     - any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

     - any purchase, sale or transfer of an amount of our assets or any of our subsidiaries' assets which is material to us and our subsidiaries, taken as a whole;

     - any material change in our present Board of Directors or management or any plans or proposals to change the number or term of directors or to change any material term of the employment contract of any executive officer;

     - any material change in our present dividend policy, our indebtedness, our capitalization, corporate structure or business;

     - except as set forth in the section entitled "Risk Factors" in this Offer to Purchase, our common stock being delisted by Nasdaq;

     - the acquisition or disposition by any person of our securities; or

     - any changes in our certificate of incorporation or bylaws or other actions that could impede the acquisition of control of us.

                               TERMS OF THE OFFER

     Upon the terms and subject to the conditions set forth in the Offer, we are offering to purchase all of our outstanding Notes that are validly tendered prior to the expiration of the Offer (and not properly withdrawn) at a price of $280 per $1,000 principal amount of Notes, net to the seller in cash, without interest (the "Offer Price"). We also will pay to such tendering holders accrued but unpaid interest on the Notes up to, but excluding, the Payment Date. The next semi-annual interest payment on the Notes is payable on June 15, 2001, to record holders of the Notes as of June 1, 2001. Notwithstanding anything contained in this Offer to the contrary, if the expiration of the Offer occurs prior to June 15, 2001, all tendering holders of Notes are required to assign to Allied Riser the right to receive the semi-annual interest payment that is payable on June 15, 2001 to record holders of Notes as of June 1, 2001.

     As of May 10, 2001, $150 million of aggregate principal amount of Notes was outstanding.

     The time by which holders must tender Notes in order to be eligible to have their Notes purchased pursuant to the Offer will be 5:00 p.m., New York City time, on June 11, 2001, unless the Offer is extended. Any such extension will be announced in a press release. See the section entitled "Extension, Amendment and Termination of the Offer" in this Offer to Purchase.

     The Offer is not conditioned on any minimum number of Notes being tendered but is subject to certain other conditions. See the section entitled "Conditions to the Offer" in this Offer to Purchase.

     Upon the terms and subject to the conditions of the Offer, we will purchase all Notes validly tendered and not properly withdrawn prior to the Expiration Date at the Offer Price, net to the seller in cash, without interest.

     Subject to the applicable rules and regulations of the Commission, we expressly reserve the right, in our sole discretion, to change the terms of the Offer. If we increase or decrease the price to be paid for Notes and the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended until the expiration of ten business days from the date of publication of notice of any such increase or decrease. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through midnight, New York City time.

     We also expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. There can be no assurance, however, that we will exercise our right to extend the Offer.

     If any Notes are purchased pursuant to the Offer, such Notes will be paid for as soon as practicable after the Expiration Date. See the section entitled "Procedures for Tendering Notes" in this Offer to Purchase.

     Under United States federal tax laws, the Depositary may be required to withhold 31% of the amount of any payments made to certain holders pursuant to the Offer. See the section entitled "Certain U.S. Federal Income Tax Consequences," in this Offer to Purchase.

                            CONDITIONS TO THE OFFER

     Notwithstanding any other provision of this Offer, we may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Notes tendered, subject to the rules under the Exchange Act if, before the Expiration Date, any of the following events have occurred (or have been determined by us to have occurred) that, in our sole judgment and regardless of the circumstances giving rise to the event or events (including any action or omission to act by us), makes it inadvisable to proceed with the Offer or with acceptance for payment:

          (a) there has been threatened, instituted or pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly:

             (i) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the Offer, the acquisition of some or all of the Notes pursuant to the Offer, or otherwise relates in any manner to the Offer; or

             (ii) in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our business or any of our subsidiaries' business or materially impair the contemplated benefits of the Offer to us;

          (b) there has been any action threatened, instituted, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, could directly or indirectly:

             (i) make the acceptance for payment of, or payment for, some or all of the Notes illegal or otherwise restrict or prohibit consummation of the Offer;

             (ii) delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Notes;

             (iii) materially impair the contemplated benefits of the Offer to us; or

             (iv) materially and adversely affect our and our subsidiaries' business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our business;

          (c) there has occurred any of the following:

             (i) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

             (ii) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

             (iii) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

             (iv) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States;

             (v) in the case of any of the foregoing existing at the time of the commencement of the Offer, in our sole judgment, a material acceleration or worsening thereof;

          (d) a tender or exchange offer for any or all of our common stock or the Notes (other than this Offer), or any merger, acquisition proposal, business combination or other similar transaction with or involving us has been proposed, announced or made by any person or has been publicly disclosed; or

          (e) any change or changes have occurred or are threatened in our business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us.

     The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances (including any action or omission to act by us) giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties.

                         PROCEDURES FOR TENDERING NOTES

     TENDER OF NOTES HELD THROUGH A CUSTODIAN. If you are a beneficial holder of Notes, that are held of record by a custodian bank, depository institution, broker, dealer, trust company or other nominee, you must instruct the custodian to tender Notes on your behalf. Your custodian will provide you with their instruction letter which you must use to give these instructions. Any beneficial owner of Notes held of record by The Depository Trust Company (the "DTC") or its nominee, through authority granted by the DTC, may direct the DTC participant through which the beneficial owner's Notes are held in the DTC to tender on the beneficial owner's behalf.

     TENDER OF NOTES HELD THROUGH THE DTC. To effectively tender Notes that are held through the DTC, DTC participants should transmit their acceptance through the Automated Tender Offer Program ("ATOP"), for which the transaction will be eligible, and the DTC will then edit and verify the acceptance and send an agent's message to the Depositary for its acceptance. Delivery of tendered Notes must be made to the Depositary pursuant to the book-entry delivery procedures set forth below or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below. No Letters of Transmittal will be required to tender Notes through ATOP.

     In addition, prior to the Expiration Date:

     - the Depositary must receive a completed and signed Letter of Transmittal or an electronic confirmation pursuant to the DTC's ATOP system indicating the principal amount of Notes to be tendered and any other documents required by the Letter of Transmittal; and

     - the Depositary must receive a confirmation of book-entry transfer of such Notes into the Depository's account at the Book-Entry Transfer Facility (as defined below), in accordance with the procedure for book-entry transfer described below (a "Book-Entry Confirmation"); or

     - the holder must comply with the guaranteed delivery procedures described below.

     The tender of Notes pursuant to the Offer, by one of the procedures set forth above, will constitute an agreement between the tendering holder and us in accordance with the terms and subject to the conditions of the Offer.

     The method of delivery of the documents required by the Letter of Transmittal is at the election and risk of the tendering holder. If a holder chooses to deliver by mail, the recommended method is by registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

     All questions as to the Offer Price, the form of documents and validity, eligibility (including time of receipt), acceptance for payment and withdrawal of tendered Notes will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all tenders of Notes that we determine are not in proper form or the acceptance for payment of which or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right in our sole discretion to waive any of the conditions of the Offer or any defect or irregularity in the tender of Notes of any particular holder, whether or not similar conditions, defects or irregularities are waived in the case of other holders. Our interpretation of the terms and conditions of the Offer (including the instructions in the Letter of Transmittal) will be final and binding. Neither we nor the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or any notices of withdrawal or will incur any liability for failure to give any such notification.

     Our acceptance for payment of Notes tendered pursuant to the Offer will constitute a binding agreement between the tendering holder and us on the terms and conditions of the Offer.

     NEED FOR GUARANTEE OF SIGNATURE. Signatures on a Letter of Transmittal must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agent's Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each of the foregoing, an "Eligible Institution"), unless the Notes tendered thereby are tendered (a) by the registered holder of such Notes and that holder has not completed either of the boxes entitled "Special Payment Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (b) for the account of an Eligible Institution.

     BOOK-ENTRY DELIVERY OF THE NOTES. The Depositary has established an account with respect to the Notes at the DTC (in such capacity, the "Book-Entry Transfer Facility") for purposes of the Offer. Any financial institution that is a participant in the Book-Entry Transfer Facility system may make book-entry delivery of Notes by causing the Book-Entry Transfer Facility to transfer such Notes into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer.

     Delivery of such documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

     Although your Notes will be tendered through the Book-Entry Transfer Facility, the Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees, or an electronic confirmation pursuant to the DTC's ATOP system (together with a Book-Entry Confirmation) and any other required documents must be transmitted to and received or confirmed by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date. You or your broker must ensure that the Depositary receives an agent's message from the Book-Entry Transfer Facility confirming the book-entry transfer of your Notes. An agent's message is a message transmitted by and received by the Depositary that forms a part of the Book-Entry Confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgement from the participant in the Book-Entry Transfer

Facility tendering the Notes that such participant agrees to be bound by the terms of the Letter of Transmittal.

     Do not send Letters of Transmittal or other Offer documents to us, the Dealer Manager or the Information Agent.

     It is your responsibility that all necessary materials get to the Depositary before the Expiration Date. If the Depositary does not receive all of the required materials before the Expiration Date, your Notes will not be validly tendered.

     Any Notes not accepted for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the Offer.

     GUARANTEED DELIVERY. If a holder desires to tender Notes pursuant to the Offer and such holder cannot complete the procedures for book-entry transfer on a timely basis, such Notes may nevertheless be tendered provided that all of the following conditions are satisfied:

          (a) the tender is made by or through an Eligible Institution;

          (b) prior to the Expiration Date, the Depositary receives from such Eligible Institution at the address for the Depositary set forth on the back cover of this Offer to Purchase, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with any required signature guarantees or an electronic confirmation pursuant to the DTC's ATOP system and any other documents required by the Letter of Transmittal and a Notice of Guaranteed Delivery (by mail, hand delivery or facsimile) substantially in the form made available by us; and

          (c) a Book-Entry Confirmation is received by the Depositary within three Nasdaq trading days after receipt by the Depositary of such Notice of Guaranteed Delivery. A "Nasdaq trading day" is any date on which The Nasdaq Stock Market, Inc.'s Nasdaq National Market is open for business.

     In all cases, payment for Notes tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of confirmation of book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees, or an electronic confirmation pursuant to the DTC's ATOP system and any other documents required by the Letter of Transmittal.

     Upon the terms and subject to the conditions of the Offer, we will accept for payment all Notes that are validly tendered pursuant to the Offer prior to the Expiration Date and not properly withdrawn. For purposes of the Offer, we will be deemed to have accepted for payment tendered Notes if, as and when we give oral or written notice to the Depositary of our acceptance for payment of such Notes. Payment for Notes accepted for payment pursuant to the Offer will be made by deposit of funds with the Depositary, which will act as agent for the tendering holders for the purpose of receiving payments from us and transmitting such payments to the tendering holders. Notes purchased pursuant to the Offer will be paid for as soon as practicable after the Expiration Date.

                ACCEPTANCE FOR PAYMENT AND PAYMENT FOR THE NOTES

     Upon the terms and subject to the conditions of the Offer and as promptly as practicable after the Expiration Date, we will accept for payment and pay the purchase price for all of the outstanding Notes validly tendered and not properly withdrawn prior to the Expiration Date. Thereafter, payment for all Notes validly tendered prior to the Expiration Date and accepted for payment pursuant to the Offer will be made by the Depositary as promptly as practicable.

     For purposes of the Offer, we will be deemed to have accepted for payment (and thereby purchased) Notes that are validly tendered and not properly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Notes. We will pay for Notes that we have purchased pursuant to the Offer by depositing the aggregate Offer Price, plus accrued and unpaid interest for the Notes up to, but excluding, the Payment Date, with the Depositary. The Depositary will act as agent for tendering holders for the purpose of receiving payment from us and transmitting payment to tendering holders.

     Notes tendered by book-entry transfer and not purchased will be credited to an account maintained with the Book-Entry Transfer Facility as promptly as practicable without expense to the tendering holder.

     In all cases, payment for Notes that are accepted for payment in the Offer will be made only after timely receipt by the Depositary of:

     - a timely Book-Entry Confirmation of such Notes into the Depositary's account at the Book-Entry Transfer Facility;

     - a properly completed and duly executed Letter of Transmittal or an electronic confirmation of the submitting holder's acceptance through the DTC's ATOP system; and

     - all other documents required by the Letter of Transmittal.

     If certain events occur, we may not be obligated to purchase Notes pursuant to the Offer. See the section entitled "Conditions to the Offer" in this Offer to Purchase.

     We will pay or cause to be paid any transfer taxes with respect to the sale and transfer of any Notes to us or to our order pursuant to the Offer. If, however, payment of the Offer Price is to be made to, or Notes not tendered or not purchased are to be registered in the name of, any person other than the registered holder, or if tendered Notes are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of any transfer taxes (whether imposed on the registered holder, such other person or otherwise) payable on account of the transfer to such person will be deducted from the Offer Price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. See Instruction 5 to the Letter of Transmittal.

                        WITHDRAWAL AND REVOCATION RIGHTS

     Tenders of Notes made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after July 9, 2001 unless theretofore accepted for payment as provided in this Offer to Purchase. If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Notes or are unable to accept for payment or pay for Notes pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Notes tendered, and such Notes may not be withdrawn except as otherwise provided in this Offer to Purchase, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities promptly after the termination or withdrawal of the tender offer.

     For a withdrawal of Notes to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase. The withdrawal notice must specify the name of the person who tendered the Notes to be withdrawn; must contain a description of the Notes to be withdrawn and the aggregate principal amount represented by such Notes; and must be signed by the holder of such Notes in the same manner as the original signature on the Letter of Transmittal

(including any required signature guarantees) or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the Notes. In addition, the notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Notes. The signature on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Notes have been tendered for the account of an Eligible Institution.

     Withdrawal of tenders of Notes may not be rescinded, and any Notes properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Properly withdrawn Notes may, however, be re-tendered by again following one of the procedures described in the section entitled "Procedures for Tendering Notes" in this Offer to Purchase at any time prior to the Expiration Date.

     Withdrawals of Notes can only be accomplished in accordance with the foregoing procedures.

               EXTENSION, AMENDMENT AND TERMINATION OF THE OFFER

     We expressly reserve the right, at any time or from time to time, regardless of whether or not the conditions set forth in the section entitled "Conditions to the Offer" shall have been satisfied, subject to applicable law,
(i) to extend the Expiration Date for the Offer in this Offer to Purchase; (ii) to amend the Offer in any respect; or (iii) to terminate the Offer prior to the Expiration Date and return the Notes pursuant thereto, in each case by giving written notice of such extension, amendment or termination to the Depositary. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, with the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

     We, in our sole discretion, will decide whether to exercise our right to extend the Expiration Date for the Offer. Tendered Notes may be withdrawn at any time prior to the Expiration Date and, unless accepted for payment, at any time after July 9, 2001. See the section entitled "Withdrawal and Revocation Rights" in this Offer to Purchase.

                           SOURCE AND AMOUNT OF FUNDS

     Under the terms of the Offer, tendered Notes will be purchased by us at a substantial discount to their stated principal amount. Transaction costs with respect to the Offer are expected to be approximately $2 million (assuming all $150 million principal amount of the Notes are acquired by us pursuant to the Offer).

     The total amount of funds required from us to pay for the Offer (assuming all outstanding Notes are accepted for payment at the Offer Price) is estimated to be approximately $44 million, including fees and expenses related to the Offer but excluding accrued but unpaid interest up to, but excluding, the Payment Date (approximately $5.6 million). At March 31, 2001, we had approximately $195 million of cash, cash equivalents and short-term investments. We will use some of this cash to fund the Offer.

                            DESCRIPTION OF THE NOTES

     7.50% CONVERTIBLE SUBORDINATED NOTES DUE 2007. The following summary of certain terms of the Notes does not purport to be complete and is qualified in its entirety by reference to the Indenture, by and between Allied Riser and Wilmington Trust Company, dated June 28, 2000 and filed as an exhibit to our Annual Report.

Notes $150 million outstanding aggregate principal amount of 7.50% Convertible Subordinated Notes Due 2007.

Issuer                       Allied Riser Communications Corporation

Interest 7.50% per annum on the principal amount, payable semiannually in arrears in cash on June 15 and December 15 of each year, beginning December 15, 2000; provided that, subject to certain conditions, we may elect to pay interest in shares of our common stock.

Maturity                     June 15, 2007.

Conversion                   Convertible at the holder's option into shares of
                             our common stock at any time on or before June 15, 2007 at a conversion rate of 65.0618 shares of our common stock for each $1,000 principal amount of Notes, subject to adjustment if certain events affecting our shares occur. The conversion rate results in a conversion price per share of common stock of $15.37.

Optional Redemption          The Notes are redeemable on or after the third
                             business day after June 15, 2004 by giving holders at least 30 days' notice. We may redeem the Notes either in whole or in part at the redemption prices set forth in the Indenture, together with accrued and unpaid interest.

Change in Control            If a change in control (as defined in the
                             Indenture) occurs on or before June 15, 2007, holders of the Notes may require us to purchase all or part of the Notes at a redemption price equal to 100% of the outstanding principal amount of the Notes being redeemed, together with accrued and unpaid interest. At our option, subject to certain conditions, the redemption price may be paid in shares of our common stock.

Ranking The Notes are subordinated in right of payment to all of our existing and future senior indebtedness. Neither we nor our subsidiaries are limited from incurring debt, including senior indebtedness, under the Indenture.

     MARKET AND TRADING INFORMATION. The Notes are currently traded in the PORTAL Market. Goldman, Sachs & Co. has informed us that from time to time they may act as a broker or dealer in connection with trading in the Notes. We believe that trading in the Notes has been limited and sporadic. Although we expect any untendered Notes to continue to be traded after the consummation of the Offer, to the extent that the Notes are traded, the prices of Notes may fluctuate depending on the trading volume and the balance between buy and sell orders. We believe that the trading market for the Notes that remain outstanding after the Offer will be very limited. See the section entitled "Risk
Factors -- The Offer Could Result in Reduced Liquidity of the Notes" in this Offer to Purchase.

     The shares of our common stock into which the Notes are convertible currently are listed on Nasdaq under the symbol "ARCC." On May 10, 2001, the last reported sales price of shares of our common stock on Nasdaq was $1.02.

     We completed the initial public offering of our common stock in October 1999. The following table sets forth certain information relating to the trading history of our shares of common stock on Nasdaq for the periods indicated. You are urged to obtain a current quotation.

                                                                  SHARES
                                                               -------------
                                                               HIGH     LOW
                                                               -----   -----
2001
  Second Quarter (through May 10, 2001).....................    1.59    0.60
  First Quarter.............................................    4.50    1.25
2000
  Fourth Quarter............................................    6.94    1.06
  Third Quarter.............................................   16.00    4.56
  Second Quarter............................................   34.50    9.03
  First Quarter.............................................   48.75   18.75
1999
  Fourth Quarter (from October 29, 1999)....................   26.13   15.12

     We and our affiliates, including executive officers and directors, will be prohibited under applicable federal securities law from purchasing Notes outside of the Offer until the expiration of at least 10 business days after the Expiration Date. Following such time, if any Notes remain outstanding, we may purchase additional Notes in the open market, in private transactions, through a subsequent offer, or otherwise, any of which may be consummated at purchase prices higher or lower than that offered in the Offer. The decision to purchase additional Notes, if any, will depend upon many factors, including the market price of the Notes, the results of the Offer, our business and financial position, and general economic and market conditions. Any such purchase may be on the same terms or on terms more or less favorable to holders than the terms of the Offer as described in this Offer to Purchase.

                 INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS;
               TRANSACTIONS AND ARRANGEMENTS CONCERNING THE NOTES

     We have not effected any transactions involving the Notes during the 60 days prior to May 11, 2001.

     To our knowledge, none of our directors or executive officers owned any Notes as of May 11, 2001. Furthermore, we are not aware of any transactions involving Notes during the 60 days prior to May 11, 2001, to which any of our directors or executive officers was a party.

     As of April 24, 2001, all of our directors and executive officers as a group (7 persons) beneficially owned approximately 594,933 shares of our common stock, which constituted less than 1% of the 61,840,007 shares of our common stock that were outstanding on that date.

     Except as otherwise described in this Offer to Purchase, in our Annual Report which is incorporated herein by reference, or our Quarterly Report which is incorporated herein by reference, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

                EFFECTS OF THE OFFER ON THE MARKET FOR THE NOTES

     Our purchase of Notes pursuant to the Offer will reduce the outstanding principal amount of Notes that might otherwise trade as well as the number of holders. If we purchase less than all of the outstanding Notes pursuant to the Offer, there may remain outstanding only a small number of outstanding Notes, which can be expected to adversely affect the liquidity of the market for such Notes. See the section entitled "Risk Factors -- The Offer Could Result in Reduced Liquidity of the Notes" in this Offer to Purchase.

                  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

     We are not aware of any license or regulatory permit material to our business that might be adversely affected by our acquisition of Notes as contemplated in this Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Notes as contemplated by this Offer. Should any approval or other action be required, we currently contemplate that we will seek that approval or other action. We cannot predict whether we will be required to delay the acceptance for payment of or payment for Notes tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business. Our obligations under the Offer to accept for payment and pay for Notes are subject to conditions. See the section entitled "Conditions to the Offer" in this Offer to Purchase.

                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes certain United States federal income tax consequences resulting from the sale of the Notes pursuant to the Offer. It is provided for general information only. The tax treatment of a holder may vary depending upon its particular circumstances, and certain holders may be subject to special rules not discussed below.

     This discussion:

     - does not address all of the tax consequences that may be material to a holder based on its particular tax situation;

     - is based on the provisions of the Internal Revenue Code of 1986, as amended (which is referred to in this discussion as the "Code"), the applicable Treasury Regulations promulgated or proposed under the Code (which are referred to in this discussion as the "Treasury Regulations"), and judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis;

     - deals only with the beneficial owner, or "holder," of a Note that holds the Note as a "capital asset" (within the meaning of Section 1221(a) of the Code);

     - does not address tax consequences applicable to holders that are subject to special tax rules, such as banks, tax-exempt organizations, pension funds, insurance companies, dealers in securities or foreign currencies, traders who elect to mark-to-market their securities, persons that hold Notes as a position in a hedging or constructive sale transaction, "straddle" or "conversion" or other integrated transaction for tax purposes, or persons that have a "functional currency" other than the U.S. dollar; and

     - does not address the tax consequences to persons other than U.S. holders, as defined below.

     No ruling has been sought from the Internal Revenue Service ("IRS") with respect to the statements made and the conclusions reached in the following discussion, and no assurance can be given to you that the IRS will agree with those statements and conclusions. In addition, the IRS may not be precluded from successfully adopting a contrary position. This discussion does not consider the effect of any applicable foreign, state, or local tax laws.

     As used in this memorandum, the term "U.S. holder" means a beneficial owner of a Note that is, for United States federal income tax purposes:

     - a citizen or individual resident of the United States;

     - a corporation, or other entity treated as a corporation, created in or under the laws of the United States or of any state;

     - an estate the income of which is subject to United States federal income taxation regardless of its source;

     - a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or a trust in existence on August 20, 1996, and treated as a United States person prior to this date that timely elected to continue to be treated as a United States person; or

     - a partnership, or other entity treated as a partnership, created or organized in or under the laws of the United States or of any state, except as Treasury Regulations may provide.

     HOLDERS CONSIDERING SELLING THEIR NOTES PURSUANT TO THE OFFER SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

     Accrual of Interest Income. In light of the possibility that interest on the Notes may be paid in common stock based on 95% of the arithmetic average of the closing price of the shares for the five consecutive trading days immediately preceding the interest payment date, the Notes for United States federal income tax purposes should be subject to the Treasury Regulations relating to contingent payment debt instruments (which are referred to herein as the contingent payment debt regulations). The remainder of this discussion assumes this result. Under the contingent payment debt regulations, a U.S. holder is required to accrue interest income on the Notes, regardless of whether such U.S. holder uses the cash or accrual method of tax accounting.

     Because a holder of a Note will accrue interest in income for each day the
Note is held by such holder, upon a sale of a Note during the interest period a holder will be required to include in income, for United States federal income tax purposes, the sum of the daily portions of interest accruals for the portion of that interest period ending on the date of sale. A holder of a Note should not, however, be required to include in income any payment of interest actually paid on the Note and any amount received in respect of accrued but unpaid interest should be treated as included in the sale price of the Note.

     Sale of Notes Pursuant to the Offer. The receipt of the Offer Price in exchange for Notes pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A holder will generally recognize gain or loss on the sale of a Note in an amount equal to the difference between (i) the amount of cash received for such Note (including the Offer Price and any amount received in respect of accrued but unpaid interest), and (ii) the holder's "adjusted tax basis" for such Note at the time of the sale.

     Under the contingent payment debt regulations, any gain recognized on a sale or exchange of a Note generally will be taxable as ordinary income; while any loss recognized generally will be treated as ordinary loss to the extent the holder's total interest inclusions exceed the net negative adjustments the holder took into account as ordinary loss and, thereafter, as capital loss.

     A U.S. holder's tax basis in a Notes generally will equal the cost of the Note to the holder, increased by interest accrued by the holder through the date of sale under the contingent payment debt regulations (determined without regard to any net positive or net negative adjustments) and decreased by the amount of any interest payments previously made on the Notes to the holder (not including any amount received in respect of accrued but unpaid interest on the sale of the Notes). If applicable, a holder's tax basis in a Note also would be increased by any "market discount" previously included in income by such holder pursuant to an election to include market discount in gross income currently as it accrues, and would be reduced by any "acquisition premium" which the holder has previously offset against interest accruals on the Note.

     Information Reporting. Information statements will be provided to the IRS and the holders whose Notes are sold pursuant to the Offer reporting the payment of the Offer Price (except with respect to holders that are exempt from the information reporting rules, such as corporations and tax-exempt organizations).

     Backup Withholding and Substitute Form W-9. Under U.S. federal income tax law, a backup withholding tax equal to 31% of the Offer Price will apply if a holder who tenders Notes is not exempt from backup withholding and (i) fails to furnish such holder's Taxpayer Identification Number ("TIN") (which, for an individual is his or her Social Security Number) to the Depositary (as payor) in the manner required, (ii) furnishes an incorrect TIN and the payor is so notified by the IRS, (iii) is notified by the IRS that such holder has failed to report repayments of interest and dividends or (iv) in certain circumstances, fails to certify, under penalties of perjury, that such holder has not been notified by the IRS that such holder is subject to backup withholding. Backup withholding does not apply to payments made to certain exempt recipients such as corporations and tax-exempt organizations. Backup withholding is not an additional tax. Rather, any amounts withheld form a payment to a holder under the backup withholding rules are allowed as a refund or credit against such holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS. IF THE DEPOSITARY IS NOT PROVIDED WITH THE CORRECT TIN, THE HOLDER MAY BE SUBJECT TO A PENALTY IMPOSED BY THE IRS.

     To prevent backup withholding, a holder or other payee that is not an exempt recipient should complete the Substitute Form W-9 on the Letter of Transmittal certifying that the TIN provided on such form is correct and that such holder or other payee is not subject to backup withholding.

                               FEES AND EXPENSES

     DEALER MANAGER. Goldman, Sachs & Co. is acting as our Dealer Manager in connection with the Offer. We will pay the Dealer Manager reasonable and customary fees for its services as Dealer Manager in connection with the Offer, plus reimbursement for reasonable expenses. We have agreed to indemnify the Dealer Manager and its affiliates and any director, officer, agent or employee of the Dealer Manager or its affiliates or any other person controlling the Dealer Manager or its affiliates against certain liabilities in connection with its services, including liabilities under federal securities laws. At any time, the Dealer Manager may trade the Notes for its own account or for the accounts of customers and, accordingly, may hold a long or short position in the Notes. All inquiries and correspondence addressed to the Dealer Manager relating to the Offer should be directed to the address or telephone number set forth on the back cover of this Offer to Purchase.

     The Dealer Manager acted as the initial purchaser in the offering of the Notes. In addition, the Dealer Manager and its affiliates have in the past provided banking and investment banking services to us for which it has received customary compensation. From time to time, the Dealer Manager and its affiliates may provide other services to us and our affiliates. As of April 24, 2001, affiliates of the Dealer Manager owned 7.8% of outstanding common stock. As of the commencement of the Offer, the Dealer Manager beneficially owned less than 5% of the outstanding Notes.

     DEPOSITARY. The Depositary for the Offer is Wilmington Trust Company. All deliveries, correspondence and questions sent or presented to the Depositary relating to the Offer should be directed to the address or telephone number set forth on the back cover of this Offer to Purchase. We will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for reasonable out-of-pocket expenses.

     INFORMATION AGENT. MacKenzie Partners, Inc. is acting as our Information Agent in connection with the Offer. We will pay the Information Agent reasonable and customary compensation for such services, plus reimbursement for reasonable out-of-pocket expenses. All inquiries and correspondence addressed to the Information Agent relating to the Offer should be directed to the address or telephone number set forth on the back cover of this Offer to Purchase.

     We will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding material to their customers. We will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager) in connection with the solicitation of tenders of Notes pursuant to the Offer.

     None of the Dealer Manager, the Information Agent or the Depositary assume any responsibility for the accuracy or completeness of the information concerning us contained in this Offer to Purchase or for any failure by us to disclose events that may have occurred and may affect the significance or accuracy of such information.

                                 MISCELLANEOUS

     Our directors, officers and regular employees (who will not be specifically compensated for such services) and the Dealer Manager may contact holders by mail, electronic mail, telephone, facsimile, telegram messages, mailgram messages, datagram messages and personal interviews regarding the Offer and may request brokers, dealers and other nominees to forward this Offer to Purchase and related materials to beneficial owners of Notes.

     We are not aware of any jurisdiction where the making of the Offer is not in compliance with the laws of such jurisdiction. If we become aware of any jurisdiction where the making of the Offer would not be in compliance with such laws, we will make a good faith effort to comply with any such laws or seek to have such laws declared inapplicable to the Offer. If, after such good faith effort, we cannot comply with any such applicable laws, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders residing in such jurisdiction.

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal (or manually signed facsimile thereof) or an electronic confirmation pursuant to the DTC's ATOP system (together with a Book-Entry Confirmation) and any other required documents must be received by the Depository at one of its addresses set forth below prior to the Expiration Date.

                        The Depositary for the Offer is:

                            [WILMINGTON TRUST LOGO]

          BY HAND/OVERNIGHT COURIER:                              BY MAIL:
           Wilmington Trust Company                     Corporate Trust Reorg. Svcs.
          1105 North Market Street,                       Wilmington Trust Company
                  1st Floor                                    P.O. Box 8861
             Wilmington, DE 19801                        Wilmington, DE 19899-8861
      Attn: Corporate Trust Reorg. Svcs

                           BY FACSIMILE TRANSMISSION:
                        (For Eligible Institutions Only)
                                 (302) 651-1079

                        CONFIRM FACSIMILE TRANSMISSION:
                              (By Telephone Only)
                                 (302) 651-8869

     Any questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent For The Offer Is:

                                [MACKENZIE LOGO]
                                156 FIFTH AVENUE
                               NEW YORK, NY 10010
                          PROXY@MACKENZIEPARTNERS.COM
                         (212) 929-5500 (CALL COLLECT)
                                       OR
                            TOLL-FREE (800) 322-2885

                      The Dealer Manager For The Offer Is:

                              GOLDMAN, SACHS & CO.
                                85 BROAD STREET
                               NEW YORK, NY 10004
                         (212) 902-1000 (CALL COLLECT)
                                       OR
                            TOLL-FREE (800) 323-5678